Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 24, 2024, relating to the financial statements and financial highlights of Circle Reserve Fund of BlackRock FundsSM (the “Fund”) appearing in this Annual Report on Form N-CSR for the year ended April 30, 2024.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 4, 2025